EXHIBIT 10.1

EXCLUSIVE OPTION TO PURCHASE

This Exclusive Option to Purchase is made and entered into by and between Ameriwest Energy Corp., (“Ameriwest”), and Alpha Development Corporation and JK Minerals, Inc. (collectively, "Seller"), on the 15th day of April, 2008, (hereinafter "Execution Date"). For good and valuable consideration, the parties agree to the following definitions, terms and conditions:

Section 1. Definitions
1.1
“Assets” are defined as all of Seller's right, title and interest in and to hydrocarbon substances, the tangibles and the miscellaneous interests insofar as and to the extent they pertain to the Cole Creek Unit and Adjacent Leases (Exhibit A), located in Natrona and Converse Counties, Wyoming, including:

(a)	any and all wells, well bores, and casing;
(b)	any and all teases, leaseholds, contracts and agreements; any and all hydrocarbon substances produced after the Closing;
(d)	any and all records, hooks, documents, licenses, reports and data; and
(e)
any and all tangible depreciable property and assets, including pumping units, pumps, buildings, lines, tanks, treaters, and all other equipment used in the production of hydrocarbon substances at the Cole Creek Unit.

As part of the Assets to be conveyed to Ameriwest at Closing, Seller shall convey its Working Interest in and to all formations that are Below the Base of the Shannon Formation, which in most cases is 35%, at the Net Revenue Interest that exists as of the Execution Date in all leases and wells. Seller shall also convey its interest in and to all depths and formations from the surface to the base of the Shannon Formation. These interests were purchased from Mon Oil Corp. at a 77% Net Revenue Interest and comprise a Working Interest of approximately 68.475% in and to the "Shannon" leasehold purchased from Mon Oil Corp. as described on Exhibit "B".

“Assets” shall exclude, and Ameriwest shall not be purchasing or assuming, any liabilities of Seller whether related to the Assets or otherwise.

1.2
“Option Fee” is defined as $400,000.00, payable in two $200,000.00 installment payments. Failure to make any installment payment - timely and in full - shall automatically cause this Agreement to terminate. The Option Fee and all other payments for extended option fees shall not be nonrefundable. The Option Fee and all other payments for extended option fees shall not be credited against the Purchase Price, if closing occurs.

“First Option Period” is defined as that period of time commencing at 5:00 p.m. MST on Tuesday, April 15, 2008 and ending at 5:00 p.m. MST on Monday, June 16, 2008. The first installment payment of the Option Fee shall be paid by Ameriwest to Seller by wire, cash or cash equivalent, or cashier's check on or before 5:00 p.m. MST on Tuesday, April 15, 2008.

1.4
“Second Option Period” is defined as that period of time commencing at 5:00 p.m. MST on Monday, June 16, 2008 and ending at 5:00 p.m. MST on Monday, August 18, 2008. The second installment payment of the Option Fee shall be paid by Ameriwest to Seller by wire, cash or cash equivalent, or cashier's check on or before 5:00 p.m. MST on Monday, June 16, 2008.

1.5
“Option Extension Period” is defined as that period of time commencing at 5:00 p.m. MST on Monday, August 18, 2008, ending at 5:00 p.m. MST on Wednesday, September 17, 2008. Ameriwest may elect to postpone closing until 5:00 p.m. MST on Wednesday, September 17, 2008, provided Ameriwest makes a third payment in the amount of $200,000.00 to Seller on or before 5:00 p.m. MST on Monday, August 18, 2008 by wire, cash or cash equivalent, or cashier's check. Once this payment has been made and the Option Period has been extended to 5:00 p.m. MST, Wednesday, September 17, there shall be no further extensions or option time and no change in any of the provisions of this Agreement, except as the parties may otherwise agree in writing. In the event that Ameriwest establishes good cause for the need of an extension of the closing date or in the event of an occurrence no fault of Ameriwest, the parties will negotiate in good faith to reach agreement that provides Ameriwest with additional time within which to close the transaction. Ameriwest and Seller agree that no damages of any kind shall be asserted if the option granted herein is not exercised, except that all of the Option Fees and other amounts paid hereunder shall be forfeited by Ameriwest and retained by Seller.

1.6
"Closing” is defined as Ameriwest's purchase of the Assets and payment of the Purchase Price which shall occur in a timely manner, and in no event later than 5:00 p.m. MST on Monday, August 18, 2008, unless otherwise properly extended pursuant to Section 1.5, and then, in no event later than September 17, 2008. Failure to pay the Purchase Price fully and promptly at Closing shall automatically cause this Agreement to terminate and of no further force and effect. On or before Closing, Seller shall prepare such assignments, transfers, sale documents and title documents as may be reasonably requested or required to convey the Assets. Such documents, fully executed by Seller, shall be delivered to Ameriwest upon payment of the Purchase Price at Closing. Failure to pay the Purchase Price at Closing shall cause this Agreement to terminate.

1.7	“Purchase Price” is defined as the sum of $10,000,000.00 (USD) paid by wire, cash or cash equivalent, or cashier's check or such other method agreed to by Ameriwest and Sellers.

Section 2. Grant of Option- Assignment; Due Diligence- Termination.
2.1.
Subject to the terms of this Agreement, Seller hereby grants to Ameriwest during the First Option Period and Second Option Period, and during any Option Extension Period, the sole and exclusive option to purchase the Assets for payment of the Purchase Price. Ameriwest may assign all of any part of its right, title and interest hereunder to a third party, or parties, and will provide Seller prior written notice of the name, address, telephone number and email address of each assignee.

2.2
Ameriwest will conduct its due diligence and other requirements on every matter related to this purchase during the First Option Period and Second Option Period, and during any Option Extension Period. Seller represents they are not aware of any title defect associated with any of the assets or properties listed above and do not believe there are any environmental defects with respect to the assets of the subject property (outside of those customarily associated with normal oilfield activities). All of these have been previously disclosed to Ameriwest and are represented by Seller to be nonmaterial and minor.

2.3
Ameriwest may terminate this Agreement at any time, but must, except in the event of a breach by Sellers, pay Sellers the second installment payment of the Option Fee, regardless of whether termination occurs prior to 5:00 p.m. MST on Monday, June 16, 2008.

Section 3. Exercise of Option.
3.1	If Ameriwest elects to exercise its option to purchase the Assets, Ameriwest shall provide written notice of its intent to Seller prior to the expiration of the Option Period or any Option Extension.

Section 4. Maintenance of Assets and Prohibition on Seller Transfers.
4.1
Seller agrees, during the Option Period and until Closing: (a) to maintain and preserve the Assets in at least as good condition as exists as of the Execution Date; (b) to fully comply with all requirements and demands of regulatory agencies pertaining to the Assets; (c) to promptly inform Ameriwest of any regulatory action, notices or demands affecting the Assets; (d) to keep the Unit properly bonded; (e) to keep all leases affecting any of the Assets in good standing; and (f) not to transfer any interest in any well, well bore, casing, lease, leasehold, mineral interest, royalty, contract, or other agreement related to the Assets without the written approval of Ameriwest.

Section 5. Condition of Title at Closing.
5.1
At Closing, Seller agrees: (a) to provide good and merchantable title, free and clear of any and all voluntary or involuntary liens or encumbrances related to or affecting the Assets; (b) to provide a bill of sale for the personal property associated with, or used in the production of, the Assets; and (c) to provide recordable assignments for the leasehold and to execute any such documents deemed necessary by Ameriwest to convey good and merchantable title to Ameriwest or its Assignee.

Section 6. Miscellaneous.
6.1
Seller and Ameriwest agree to keep this Agreement confidential and not disclose the terms of this Agreement to any third party, except to the extent necessary for Ameriwest to comply with any of its disclose requirements.

6.2
Seller and Ameriwest have discussed the current re-development program proposed by Slawson Exploration, operator of the formations below the Shannon. Ameriwest is fully aware of the new wells proposed by Slawson which are planned to be drilled in the summer of 2008. Notwithstanding anything to the contrary herein, until Closing, Seller reserves the absolute right to negotiate, enter binding agreements and otherwise deal with these proposed wells and any other matters related to any Slawson operations, and at Closing, Ameriwest will take the Assets subject to agreements negotiated by Seller, if any. Ameriwest hereby agrees to ratify any farmout agreement negotiated by Seller. During the terms of the Option Period or any Option Extension, Seller will disclose new agreements with Slawson to Ameriwest in a timely manner and will generally inform Ameriwest in a timely manner of material developments pertaining to Slawson operations or proposals.

6.3	Any notices to be given hereunder shall be sent to the following:

Seller: Thomas F. Stroock, President	AND	Jon C. Nicolaysen, President

	Alpha Development Company	JK Minerals, Inc.
	P. 0. Box 2875	P. 0. Box 3393
	Casper, WY 82602	Casper, WY 82602

Ameriwest:	Walter R. Merschat, President Ameriwest Energy Corp.
123 West lst Street, Suite 215 Casper, WY 82601

6.4	This Agreement and its terms shall not be modified or terminated except by a written agreement duly executed by the parties.

6.5	This Agreement shall he governed by and construed under the laws of the State of Wyoming.

6.6	The parties acknowledge that Jon C. Nicolaysen holds an ownership interest related to the Assets and hereby state that full disclosure of said interest has been made to the parties.

DATED AND EFFECTIVE ON THE DATE FIRST SHOWN ABOVE.

ALPHA DEVELOPMENT CORPORATION:		AMERIWEST ENERGY CORP.:

By		By
	Thomas F. Stroock, President		Walter R. Merschat, President/CEO

By
Karen M. Sloan, Secretary

JK MINERALS, INC.

By
Jon. C. Nicolaysen, President